                                                                   EXHIBIT 10.31

                            STOCK PURCHASE AGREEMENT

                            DATED AS OF JUNE 26, 2003

                                  BY AND AMONG

                           NYLCARE HEALTH PLANS, INC.

                           AETNA INC. (AS GUARANTOR),

                           DIRECT GENERAL CORPORATION

                                       AND

                   NEW YORK LIFE AND HEALTH INSURANCE COMPANY

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                                TABLE OF CONTENTS

                                              ARTICLE                                             PAGE
                                              -------                                             ----
RECITALS......................................................................................      1

1.  PURCHASE AND SALE OF SHARES...............................................................      2
    1.1. Agreement to Purchase and Sell.......................................................      2
    1.2. Purchase Price; Payment..............................................................      2
    1.3. Closing..............................................................................      3
    1.4. Actions Subsequent to Closing........................................................      3

2.  REPRESENTATION AND WARRANTIES OF SELLER...................................................      3
    2.1. Making of Representations and Warranties.............................................      3
    2.2. Ownership of Shares..................................................................      3
    2.3. Company's Organization and Authority.................................................      4
    2.4. Capitalization of Company............................................................      4
    2.5. Inter-Affiliate Investments..........................................................      5
    2.6. Seller's Organization and Authority..................................................      5
    2.7. No Violation.........................................................................      5
    2.8. Consents and Approvals...............................................................      6
    2.9. Financial Statements.................................................................      6
    2.10.    Basic Documents..................................................................      7
    2.11.    Absence of Certain Changes of Events.............................................      7
    2.12.    Compliance with Laws.............................................................      7
    2.13.    Tax Matters......................................................................      8
    2.14.    Absence of Undisclosed Liabilities...............................................      9
    2.15.    Interests in Real Property.......................................................     10
    2.16.    Title to Assets; Liens...........................................................     10
    2.17.    Trademarks, Software, Patents, Copyrights and Know-How...........................     10
    2.18.    Permits; Certificates of Authority...............................................     10
    2.19.    Guaranty Fund Associations.......................................................     11
    2.20.    Litigation.......................................................................     11
    2.21.    Contracts........................................................................     11
    2.22.    Insurance Contract Forms.........................................................     12
    2.23.    Employees; Employee Plans........................................................     12
    2.24.    Property and Casualty Insurance..................................................     12
    2.25.    Financial Books and Records......................................................     12
    2.26.    Information Supplied to the Company..............................................     12
    2.27.    Statutory Deposits...............................................................     12
    2.28.    Agents...........................................................................     13
    2.29.    Reinsurance Agreements...........................................................     13
    2.30.    Books and Records................................................................     13

3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................     13
    3.1. Making of Representations and Warranties.............................................     13

                                        i

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
    3.2. Corporate Organization...............................................................     13
    3.3. Corporate Authority..................................................................     13
    3.4. Consents and Approvals...............................................................     14
    3.5. No Violation.........................................................................     14
    3.6. Financial Ability....................................................................     14

4.  COVENANTS OF SELLER AND THE COMPANY.......................................................     14
    4.1. Conduct of Business..................................................................     14
    4.2. Negative Covenants...................................................................     15
    4.3. Preparation of Statutory Insurance Statements........................................     16
    4.4. Access to Properties and Records.....................................................     16
    4.5. Consents and Approvals...............................................................     16
    4.6. Insurance Licenses...................................................................     17
    4.7. No Insurance Transactions............................................................     17
    4.8. Contracts............................................................................     17
    4.9. Assessments..........................................................................     18
    4.10.    Regulatory Examinations..........................................................     18
    4.11.    Third Party Agreements...........................................................     18
    4.12.    Further Assurances...............................................................     18
    4.13.    Satisfaction of Conditions.......................................................     18
    4.14.    Notice and Cure..................................................................     18
    4.15.    Negotiations.....................................................................     18
    4.16.    Maintenance of Capital and Surplus and Reserves..................................     19

5.  COVENANTS OF PURCHASER....................................................................     19
    5.1. Consents and Approvals...............................................................     19
    5.2. Satisfaction of Conditions...........................................................     19
    5.3. Access to Records....................................................................     19

6.  CONDITIONS TO OBLIGATIONS OF PURCHASER....................................................     20
    6.1. Representations and Warranties of Seller.............................................     20
    6.2. Covenants and Obligations of Seller and the Company..................................     20
    6.3. Consents and Approvals...............................................................     20
    6.4. No Violation of Orders...............................................................     20
    6.5. No Material Adverse Change...........................................................     20
    6.6. Inter-Affiliate or Related Party Debt, Agreements or Investments.....................     21
    6.7. Other Closing Documents..............................................................     21
    6.8. Legal Matters........................................................................     21
    6.9. Release and Resignation..............................................................     21

7.  CONDITIONS TO OBLIGATIONS OF SELLER.......................................................     21
    7.1. Representations and Warranties of Purchaser..........................................     21
    7.2. Covenants and Obligations of Purchaser...............................................     21
    7.3. No Violations of Orders..............................................................     21
    7.4. Consents and Approvals...............................................................     21
    7.5. Legal Matters........................................................................     21

                                       ii

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
    7.6. Other Closing Documents..............................................................     21

8.  SURVIVAL; INDEMNIFICATION.................................................................     22
    8.1. Survival of Representations, Warranties, etc.........................................     23
    8.2. Indemnification by Seller............................................................     23
    8.3. Indemnification by Purchaser.........................................................     24
    8.4. Notice; Defense of Third Party Claims................................................     25
    8.5. Recoveries...........................................................................     27
    8.6. Satisfaction of Indemnification Obligations..........................................     27
    8.7. Limitation on Indemnification Obligations............................................     27

9.  TAXES.....................................................................................     28
    9.1. Cooperation and Exchange of Information..............................................     28
    9.2. Purchaser's Access...................................................................     28
    9.3. Confidentiality......................................................................     28
    9.4. Preparation of Tax Returns...........................................................     28
    9.5. Allocation Between Periods...........................................................     29
    9.6. Tax Treatment of Transactions........................................................     29
    9.7. Allocation of Purchase Price.........................................................     29
    9.8. Transfer Taxes.......................................................................     29
    9.9. Tax Sharing Agreements...............................................................     29
    9.10.    Premium Tax Audits...............................................................     30

10. TERMINATION AND ABANDONMENT...............................................................     30
    10.1.    Methods of Termination...........................................................     30
    10.2.    Effect of Termination............................................................     30

11. MISCELLANEOUS PROVISIONS..................................................................     31
    11.1.    Publicity and Non-Disclosure.....................................................     31
    11.2.    Successors and Assigns...........................................................     31
    11.3.    Brokers and Finders..............................................................     31
    11.4.    Expenses.........................................................................     31
    11.5.    Notices..........................................................................     32
    11.6.    Entire Agreement.................................................................     32
    11.7.    Waivers, Amendments and Remedies.................................................     33
    11.8.    Severability.....................................................................     33
    11.9.    Headings.........................................................................     33
    11.10.   Counterparts.....................................................................     33
    11.11.   Governing Law....................................................................     33
    11.12.   Exhibits and Schedules...........................................................     33
    11.13.   Guaranty of Seller's Performance.................................................     33

SIGNATURES....................................................................................     35

EXHIBIT INDEX.................................................................................     iv
SCHEDULE INDEX................................................................................      v

                                       iii

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                                  EXHIBIT INDEX

EXHIBIT                                                                 REFERENCE
  NO.                                                                    SECTION
-------                                                                  -------
  A-1     Company's Certificate of Incorporation                       2.3(a)
  A-2     Company's Bylaws                                             2.3(a)
  B       Company's Delaware Certificate of Authority                  2.3(a)
  C       List of Jurisdictions in which the Company Holds an          3rd Recital
          Insurance Certificate of Authority
  C-1     Company's Insurance Certificates of Authority                3rd Recital
  D       Certain Certificates of Authority                            2.11
  E       Form of Director and Officer Resignations                    6.9

                                       iv

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                                 SCHEDULE INDEX

SCHEDULE                                                                REFERENCE
   NO.                                                                   SECTION
-------                                                                  -------
 --       List of "Certain Other Assets Approved by Purchaser"         4th Recital
 2.3(a)   List of States Where Qualified to do Business                2.3(a)
 2.12     Compliance with Applicable Law                               2.12
 2.13     Tax Matters                                                  2.13
 2.18     Certificates of Authority                                    2.18
 2.21     Contracts Other Than Insurance Policies                      2.21
 2.24     Property and Casualty Insurance                              2.24
 2.27     List of Deposits with States                                 2.27
 2.29     Reinsurance Agreements                                       2.29
 11.3     Brokers/Finders                                              11.3

                                        v

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                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of June 26, 2003 by and among NYLCARE HEALTH PLANS, INC., a Delaware corporation ("Seller"), AETNA INC., a Pennsylvania corporation, as guarantor for Seller ("Seller Guarantor") DIRECT GENERAL CORPORATION, a Tennessee corporation ("Purchaser"), and NEW YORK LIFE & HEALTH INSURANCE COMPANY, a Delaware stock life insurance company (the "Company"), pursuant to which Seller shall sell and Purchaser shall acquire all of the issued and outstanding capital stock and any options, warrants or other securities exercisable for, or convertible into, capital stock (collectively, the "Shares") of Company.

                                    RECITALS

         WHEREAS, Seller owns 2,000 shares of common stock, $1,250 par value, of the Company, which shares of common stock constitute all of the issued and outstanding shares of capital stock of the Company; and

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Shares on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the Company is authorized in the State of Delaware and the other jurisdictions identified on Exhibit C hereto to transact the businesses specified in the respective certificates of authority attached hereto as Exhibit C-1 (collectively, the "Certificates of Authority"); and

         WHEREAS, Purchaser's intent in acquiring the Shares is that, at the Closing Date (as defined in Section 1.3 hereof), the Company's assets will consist primarily of the Company's corporate franchise, its licenses and authority to transact the businesses specified in the Certificates of Authority, and certain other assets approved by Purchaser and listed on a Schedule delivered to each party at Closing, and that the Company will have no liabilities other than as set forth on the Company's balance sheet as of the last day of the calendar month immediately prior to the calendar month during which the Closing Date occurs. Certain of the Company's remaining non-insurance related liabilities will be terminated or assigned, as provided herein; and

         WHEREAS, Seller and the Company acknowledge and agree that all representations, warranties and covenants made by Seller herein have been made to induce Purchaser to purchase the Shares from Seller and that without such inducement, Purchaser would not purchase the Shares; and

         WHEREAS, Purchaser acknowledges and agrees that all representations, warranties, and covenants made by Purchaser herein have been made to induce Seller to sell the Shares to Purchaser and that without such inducement Seller would not sell the Shares.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                           PURCHASE AND SALE OF SHARES

         1.1      AGREEMENT TO PURCHASE AND SELL. At the Closing (as defined in
Section 1.3) and subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties and covenants herein set forth, Purchaser shall, on the terms set forth herein, purchase and accept the Shares from Seller, and Seller shall, on the terms set forth herein, sell, convey, transfer, assign and deliver the Shares to Purchaser free and clear of any and all liens, claims, options, charges, encumbrances, rights or restrictions of any kind or nature, whether or not of record (hereinafter, "Liens").

         1.2      PURCHASE PRICE; PAYMENT.

         (a) The total purchase price for the Shares (the "Purchase Price") shall be computed as the sum of:

                  (i) An amount equal to Company's "Adjusted Book Value" as of the last day of the calendar month immediately prior to the calendar month during which the Closing Date occurs; and

                  (ii) Thirty Thousand Dollars ($30,000.00) per jurisdiction in which the Company is licensed as an insurer on the Closing Date that includes life authority and $30,000 for the Company's North Carolina Accident and Health, including Hospitalizations, insurance license if the Company holds such a license on the Closing Date. In no event, however, shall the Purchase Price include any compensation for a license in any jurisdiction that requires statutory surplus in excess of $5,500,000 in order to maintain such license in good standing.

         For purposes of this Agreement, the Company's Adjusted Book Value as of any date shall be an amount equal to the following:

         (A) cash on deposit as specified on the Company's balance sheet as of such date; PLUS;

         (B) fair value of investment securities as specified on the Company's balance sheet as of such date; PLUS;

         (C) accrued investment income on investment securities as specified on the Company's balance sheet as of such date MINUS;

         (D) state income tax liabilities related to 2003 results as specified on the Company's balance sheet as of such date.

         (b) Purchaser shall pay the Purchase Price to Seller on the Closing Date in cash by wire transfer of immediately available funds, provided, however, that applicable bank account information shall have been provided to Purchaser at least twenty-four (24) hours (or, in the event the Closing Date is a Monday or a nationally recognized holiday, at least seventy-two (72) hours) prior to the Closing Date.

         (c) Prior to the Closing, Seller shall cause Company's statutory surplus to be not more than $5,500,000.00 and not less than the minimum amount of assets required by Applicable Law (as defined in Section 2.12 hereof) to maintain all the Company's insurance licenses in good standing.

         1.3 CLOSING. The closing of the purchase and sale of the Shares contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. New York City local time on the date set forth in this Section 1.3, and shall be conducted by wire transfer and facsimile transmission, augmented as necessary by overnight delivery service. The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur as on the second business day of the month after which the closing conditions specified in Articles 6 and 7 of this Agreement are satisfied or waived in accordance with the terms hereof, or some other date mutually agreed upon by the parties in writing, provided all conditions of this Agreement have been satisfied or waived. Prior to or at the Closing, Seller shall deliver to Purchaser stock certificate(s) and other instruments representing the Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, and such other documents and instruments as are required under the terms of this Agreement. All such documents and instruments will be in form and content reasonably satisfactory to Purchaser and its counsel. When the Closing is completed, Purchaser shall thereupon have the right and be entitled to take possession of the Company and all of its assets, books and records.

         1.4 ACTIONS SUBSEQUENT TO CLOSING. At the reasonable request of Purchaser or Seller, after the Closing, and without further consideration except as may be provided by separate agreement between or among such of the parties hereto as may be party to such separate agreement, Seller or Purchaser, as applicable, shall from time to time execute and deliver or cause to be executed and delivered such further instruments of transfer, releases of indebtedness or other liabilities, assignments, assumptions, consents or documents as may be reasonably necessary or appropriate to carry out the purposes hereof.

                                   ARTICLE 2.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby makes to Purchaser the representations and warranties contained in this Article 2.

         2.2 OWNERSHIP OF SHARES. Seller owns beneficially and of record all of the Shares, free and clear of any and all Liens. Upon delivery to Purchaser at the Closing of the certificates representing the Shares owned by Seller in accordance with Section 1.3 hereof, against delivery of the Purchase Price, valid title thereto shall be transferred to Purchaser, free and clear of any and all Liens other than Liens placed thereon or created by Purchaser.

         2.3      COMPANY'S ORGANIZATION AND AUTHORITY.

         (a) The Company exists as a corporation in good standing under the laws of the State of Delaware, including, without limitation, Chapter 5 of the Delaware insurance laws and Section 242 of the Delaware General Corporation Law, and has all corporate power to conduct its business as currently conducted, including as a Delaware stock insurer. A true and correct copy of the Company's Certificate of Incorporation certified by the Delaware Secretary of State is attached hereto as Exhibit A-1. A true and correct copy of the Company's Certificate of Authority issued by the Delaware Department of Insurance is attached hereto as Exhibit B. A true and correct copy of the Company's Bylaws as in effect on the date of this Agreement is attached hereto as Exhibit A-2. Such Certificate of Incorporation and Certificate of Authority are free and clear of all Liens. The Company is also duly qualified to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction where such qualification is necessary in connection with the conduct of the Company's business as currently conducted (a list of which jurisdictions as of the date hereof is set forth on Schedule 2.3(a)), except for those jurisdictions where the failure to be so qualified or in good standing as a foreign corporation has not had and would not have, individually or in the aggregate, a Material Adverse Effect as defined in Section 2.11 hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws.

         (b) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly authorized by the board of directors and the sole shareholder of the Company, and, except for the Regulatory Approvals (as defined in Section 2.7(d) hereof), no other proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as such enforcement may be limited by the applicable bankruptcy, insolvency, reorganization, fraudulent transfer, preferential transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors' of insurance companies generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.4 CAPITALIZATION OF COMPANY. The duly authorized capital stock of the Company consists solely of 2,000 shares of common stock, par value $1,250 per share, of which 2,000 shares have been validly issued and are outstanding and constitute the Shares. No other class of capital stock or other security of the Company has been issued or is outstanding. All of the Shares have been fully paid and are non-assessable. There are no outstanding options, warrants, agreements, exchange rights, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares, or any other security of the Company, including without limitation any other outstanding, authorized but unissued, unauthorized or treasury shares of capital stock of the Company. Neither Seller nor the Company is a party to (a) any voting trust or other voting agreement with respect to any of the Shares or any other security of the Company, or (b) any agreement relating to the redemption, transfer or other disposition of any shares of capital stock or any other security of the Company. Seller has the unrestricted right to own and vote the Shares, and agrees that prior to the Closing, Seller will take all action which may be necessary to consummate the transactions herein contemplated.

         2.5 INTER-AFFILIATE INVESTMENTS. The Company does not own, and is not obligated in any way to acquire, any capital stock, equity interest, other securities or other ownership or similar interest in any affiliate of the Company (as the term affiliate is defined in Chapter 50 of the Delaware insurance laws). The Company has no subsidiaries.

         2.6 SELLER'S ORGANIZATION AND AUTHORITY. Seller exists as a corporation in good standing under the laws of Delaware. Seller has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Seller's obligations hereunder shall be evidenced at the Closing by execution of the Closing documents and transfer of the Shares, and, except for the Regulatory Approvals, no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, preferential transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         2.7 NO VIOLATION. Except for violations, consents, defaults, terminations cancellations, accelerations, Liens or losses, that have not had and would not have, individually or in the aggregate, a Material Adverse Effect, the execution, delivery and performance by Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

         (a) violate, conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any term, condition or provision of the respective Articles of Incorporation or Bylaws of Seller or the Company; or

         (b) result in or give any contracting party the right of modification, suspension, termination, cancellation or acceleration of the performance required by, or constitute (or with notice or lapse of time or both, would constitute) a default or result in the loss of any benefit under, any permit, instrument, contract, mortgage, indenture, lease, deed of trust, license, note, loan agreement or other agreement to which Seller or the Company is a party, or by or to which any one of them or any of their respective assets or properties may be bound or subject;

         (c) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon either of the Seller or the Company or upon the assets or properties of either of the Seller or the Company;

         (d) except for the lack of any of the consents and/or approvals contemplated in Section 4.5 and/or 5.1 hereof (collectively, the "Regulatory Approvals"), violate any statute, law, rule or regulation of any Governmental Entity (as defined in Section 2.8 hereof) applicable to either of the Seller or the Company or any of their respective assets or properties;

         (e) except for Permitted Liens (as defined in Section 2.7(g) hereof) or the lack of any of the Regulatory Approvals, result in the creation or imposition of any lien, mortgage, pledge, limitation, restriction, charge, claim, security interest or encumbrance upon any of the properties or assets of either of the Seller or the Company, including but not limited to the Shares; or

         (f) except for the lack of any of the Regulatory Approvals, violate or result in the modification, revocation, termination or suspension of any license, permit, franchise, authorization or approval of any Governmental Entity required to permit the continued lawful conduct of the Company's businesses (i) in the manner now conducted or (ii) which any Certificate of Authority permits the Company to conduct.

         (g)      Notwithstanding any other provision of this Section 2.7, this
Section 2.7 does not relate to intellectual property or informational systems. For purposes of this Agreement, "Permitted Liens" means (i) Liens for current Taxes not yet due and payable, and (ii) such Liens and imperfections of title, if any, as are not substantial in character, amount or extent and do not materially impair the use, occupancy or value of the property or assets to which they are attached.

         2.8 CONSENTS AND APPROVALS. Except for the Regulatory Approvals and consents, which consents, if not obtained would not have, individually or in the aggregate, a Material Adverse Effect, no consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any court, administrative agency, or other governmental authority or instrumentality, whether federal, state, local or foreign ("Governmental Entity") or any individual, corporation, partnership, limited liability company, joint venture, trust, association or other entity (collectively any "Person") is required on the part of Seller or the Company in connection with the execution and delivery of this Agreement by Seller or the Company, the performance by Seller of its obligations hereunder or the compliance by Seller or the Company with the provisions hereof. Notwithstanding any other provision of this Section 2.8, this Section 2.8 does not relate to intellectual property or informational systems.

         2.9 FINANCIAL STATEMENTS. The Company has filed its Annual Statement for the fiscal year ended December 31, 2002 (the "Annual Statement") with the Delaware Department of Insurance (the "Regulator"), copies of which have been delivered to Purchaser prior to the date hereof. The Annual Statement fairly presents in all material respects the Company's statutory financial condition as of the date thereof and the Company's results of operations and cash flows for the periods then ended in accordance with the statutory accounting principles and practices prescribed or permitted by Delaware ("SAP"). The other information contained in the Annual Statement fairly presents in all material respects the information required to be contained therein in accordance with SAP consistently applied. The balance sheets of the Company in respect of any period ending after December 31, 2002 but before the date of this Agreement, and the related statements of operations and cash flows, which have been filed with the Regulator, copies of which have been delivered to Purchaser prior the date hereof, fairly present in all material respects the Company's statutory financial condition as of the dates thereof and the Company's results of operations and cash flows for the periods then ended in conformity with SAP consistently applied. The financial statements referred to in this Section 2.9 are the "Statutory Financial Statements."

         2.10 BASIC DOCUMENTS. The stock record books and minute books of the Company have been made available to Purchaser, which stock record books, to the knowledge of Seller and the Company, contain a true and complete record of the ownership of the Company's voting securities, and which minute books, to the knowledge of Seller and the Company, contain true and complete minutes and records of all meetings, proceedings and other actions of the shareholders and directors (including committees thereof), of the Company since July 15, 1998 and, to the knowledge of Seller, since formation, and all meetings, proceedings and actions recorded in said books of the Company have been duly, legally and properly held or taken.

         2.11     ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) Since the last day of the period covered by the Company's most recently filed Statutory Financial Statement (i) there has been no event, occurrence or development which would reasonably be expected to have a Material Adverse Effect and (ii) the business of the Company has been operated only in the ordinary course of business consistent with past practice except for the transactions contemplated by this Agreement. As used in this Agreement, "Material Adverse Effect" means material adverse effect on the business, financial condition or results of operations of the Company, including without limitation the authority of the Company to conduct business under each Certificate of Authority listed on Exhibit D hereto immediately after the Closing; provided that no event, occurrence or development to the extent resulting from (i) changes in general economic conditions or (ii) the announcement or execution of this Agreement shall constitute a Material Adverse Effect. Any standard of materiality in this Agreement shall be governed by this definition of Material Adverse Effect.

         (b) Except as contemplated by this Agreement, since the last day of the period covered by the Company's most recently filed Statutory Financial Statement, neither Seller nor the Company has taken any actions of a type referred to in Section 4.2 of this Agreement that would have required the consent of Purchaser if such action were to have been taken during the period between the date hereof and the Closing Date.

         2.12 COMPLIANCE WITH LAWS. Except as set forth in Schedule 2.12, the business and operations of the Company have been and are being conducted in accordance and compliance with all laws, statutes, rules, regulations, judgments, writs, decrees, injunctions, awards, orders and other legal requirements of any Governmental Entity applicable to the Company (collectively, "Applicable Law"), except for violations which have not had and would not have, individually or in the aggregate, a Material Adverse Effect and violations which heretofore have been cured. Except as set forth in Schedule 2.12, neither Seller nor the Company has received written notice of the issuance of any notice of, or is aware of, a violation or alleged violation by the Company of any Applicable Law, except for violations which heretofore have been cured. Neither Seller nor the Company is in default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity applicable to Seller, the Company, or any of their respective assets. Except as set forth on Schedule 2.12, neither Seller nor the Company has been notified by a Governmental Entity that an investigation or review by such Governmental Entity with respect to the violation by the Company of any law, statute, rule, regulation, judgment, writ, decree, injunction, award or order applicable to the Company, is pending or has been threatened.

         2.13     TAX MATTERS.

         (a) Except as listed in Schedule 2.13, for all periods from July 16, 1998 up to and including the Closing Date, the Company has filed all material federal, state, local and foreign tax returns, declarations, documents, reports, estimates, statements and schedules (collectively, "Tax Returns") required to be filed by it through the date hereof (and will file such Tax Returns as required in Article 9 hereof); all such returns correctly and accurately set forth in all material respects the amount of any Taxes (as defined in Section 2.13(b)) relating to the applicable period, and any deductions from, or credits against, any Taxes or taxable income relating to such Tax Returns are valid and proper items of deductions or credit.

         (b) The Company has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, personal property taxes, real property taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, premium taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid from, by or with respect to it through the date hereof whether disputed or not, except Taxes which have not yet accrued or otherwise become due and for which there is an adequate reserve as of the date hereof reflected in the financial statements of the Company. All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. Seller has delivered to Purchaser correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company for all periods since July 16, 1998 and through the date hereof, and a schedule of any and all Taxes due but not paid as of the Closing Date. Except as set forth on Schedule 2.13, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to Tax payment, assessment, deficiency or collection.

         (c) Except as set forth in Schedule 2.13, (i) the Company has not received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company and/or Seller, threatening to assert, against the Company any deficiency, claim or Lien for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company; (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax Return, a party to a tax-sharing or indemnification agreement that remains in effect as of the date hereof, nor does the Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502.6 (or any similar provision of foreign, state or local law) or otherwise; and (v) the Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations.

         (d) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

         (e) The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

         (f)      The Company is not a "foreign Person" within the meaning of
Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         (g) The taxable year of the Company for federal and state income Tax purposes is the calendar year.

         (h) The Company has never been (i) a passive foreign investment company, (ii) a foreign Personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company, or (v) a Person other than a United States Person, each within the meaning of the Code.

         (i) The Company is not subject, and has not been subject in the past, to any Tax on its policyholder surplus account or any "Phase III" Tax.

         (j) There are no deferred intercompany transactions under Treasury Regulation Section 1.1502-13 affecting the Company or creating any Tax liability for the Company.

         (k) As of the Closing Date, the Company will not have any operating loss carry forwards or similar tax attributes.

         2.14 ABSENCE OF UNDISCLOSED LIABILITIES. At the close of business on the last date of the period covered by the Company's most recently filed Statutory Financial Statement, the Company had, and the Company has, no indebtedness, obligation or liability, absolute, accrued or contingent, which is not shown or provided for on such Statement or in the notes thereto. Except as shown in the Company's most recently filed Statutory Financial Statement, as of the Closing Date, the Company will not directly or indirectly be liable upon, or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person. Since the last date of the period covered by the Company's most recently filed Statutory Financial Statement, the Company has not incurred any indebtedness, obligation or liability any kind, whether absolute, accrued, contingent, other than such indebtedness, obligation or liability incurred in the ordinary course of business.

         2.15 INTERESTS IN REAL PROPERTY. The Company does not own any real property. The Company does not have a leasehold interest in any real property.

         2.16 TITLE TO ASSETS; LIENS. The Company is the owner of, and has good title to, all of the assets included in the balance sheet contained in the most recent Statutory Financial Statements, which assets are, in each case, free and clear of all Liens.

         2.17 TRADEMARKS, SOFTWARE, PATENTS, COPYRIGHTS, AND KNOW-HOW. The Company uses certain trademarks, software, patents, copyrights, trade secrets (including policyholder lists, customer lists and renewals) and proprietary know-how ("Intangible Assets") in its operations as conducted on the date hereof. There is no material restriction affecting the Company's use of any of the Intangible Assets; each item of the Intangible Assets is free and clear of all material Liens, security interests, claims, mortgages, pledges, charges, encumbrances and equities; and no license has been granted by the Company to any third party with respect thereto. To the knowledge of Seller, none of the Intangible Assets is currently being challenged, is involved in any pending or threatened administrative or judicial proceeding, or conflicts in any respect material to the Company or its operations with any rights of any other Person. To the knowledge of Seller, none of the Company's operations involves any infringement of any proprietary right of any Person. Within the four (4) years preceding the date of this Agreement, neither Seller nor the Company has received any written notice from any Person with respect to any such infringement.

         2.18     PERMITS; CERTIFICATE OF AUTHORITY.

         (a) The Company has the franchises, authorizations, approvals, orders, consents, license, certificates, permits, registrations, qualifications or other rights and privileges (collectively, "Permits") attached hereto as Exhibit C-1, and, except as set forth on Exhibit C, all such Permits are valid and in full force and effect. The Permits include the state insurance licenses attached hereto as Exhibit C-1 (each a "Certificate of Authority" and collectively, the "Certificates of Authority"). The Company is in good standing as an insurer in each of the jurisdictions that has issued a Certificate of Authority, and each Certificate of Authority is unrestricted, except as set forth on any Certificate of Authority and/or Exhibit C. Except as set forth on Exhibit C or any Certificate of Authority, the Company is not a party to any agreement, and is not subject to any order, formal or informal, specifically directed to the Company, limiting the Company's ability to make full use of any of the Certificates of Authority which have been issued to it or requiring the Company to comply with regulatory standards, procedures, or requirements different from those generally applicable to companies with certificates of authority or licenses similar to those issued to the Company. Except as set forth on Exhibit C or Schedule 2.18, the Company has not (a) relinquished or had any of the Certificates of Authority revoked or suspended, (b) been involved in a proceeding, whether formal or informal, to revoke, suspend, limit, or restrict any such Certificate of Authority, (c) been notified by any insurance department or similar governmental authority that such insurance department or similar governmental authority might have cause to revoke, suspend, limit, or restrict any such Certificate of Authority, or become aware that any such suspension, revocation, or limitation has been threatened by any state insurance department or similar governmental authority, or (d) written any business in any jurisdiction other than in which it is qualified to write business or written a class or type of business in any jurisdiction other than the class or type of business which it is authorized to write in such jurisdiction.

         2.19 GUARANTY FUND ASSOCIATIONS. The Company belongs to all guaranty fund associations and similar organizations required by applicable law for the Company to conduct its business and has paid or will pay all assessments or other amounts due to such guaranty fund associations or similar organizations for all periods through the Closing Date.

         2.20 LITIGATION. Except as set forth on Schedule 2.12, there is no litigation pending, or to the knowledge of Seller, threatened against the Company or affecting any of its properties or assets, or against any officer, director or stockholder or key employee of the Company or which may call into question the validity or hinder the enforceability or performance of this Agreement or the agreements and transactions contemplated hereby; nor, to the knowledge of Seller, has there occurred since July 15, 1998 any event, nor does there exist on the date of this Agreement any condition, on the basis of which any such claim may be asserted.

         2.21     CONTRACTS.

         Set forth in Schedule 2.21 hereto are true and complete copies of all contracts, agreements and other instruments of whatsoever nature, whether written, oral or otherwise, to which the Company is a party or otherwise relating to or affecting any of its respective assets, properties, agents or operations (indicating such contracts which shall not survive the Closing), other than insurance policies issued in the ordinary course of business. Each of such contracts, instruments or agreements is in full force and effect and is valid and enforceable against the Company and against the other party or parties thereto, in accordance with its terms. No previous or current party to any such contract, instrument or agreement has given notice of or made a claim with respect to any breach or default currently existing thereunder.

         2.22 INSURANCE CONTRACT FORMS. The Company has no forms of policies, contracts, endorsements or riders issued, accepted, written, assumed or bound by the Company which are currently in force.

         2.23 EMPLOYEES; EMPLOYEE PLANS. The Company employs no individuals (hereinafter, "Employees") and has no obligations of any kind to any former employee. Company has no "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other benefit arrangement provided by the Company with respect to Employees ("Employee Benefit Plans") and has no liability or obligation of any kind or nature, known or unknown, contingent or otherwise, with respect to Employee Benefit Plans of any other Person, including, without limitation, any "affiliate" of the Company within the meaning of ERISA.

         2.24 PROPERTY AND CASUALTY INSURANCE. Set forth in Schedule 2.24 hereto is a true and complete list (specifying the insurer and describing any pending claims thereunder relating to the Company) of all material property and casualty insurance policies or fidelity bonds in force on the date hereof with respect to and insuring the directors, officers, employees, assets, properties or operations of the Company (collectively, the "Insurance Policies"). All Insurance Policies are in full force and effect. In the event any Insurance Policy is a "claims made" policy, Seller shall retain all liabilities for claims against such policy made after the Closing for events occurring prior to Closing that would have been covered under such policy if it had been written on an occurrence basis. True and complete copies of all such insurance policies and fidelity bonds have been made available for review, or will be made available for review upon Purchaser's request prior to Closing, to Purchaser by Seller. Except for claims set forth in Schedule 2.24, there are no outstanding unpaid claims with respect to the directors, officers, employees, assets, properties or operations of the Company under any Insurance Policy, and the Company has received no notice of cancellation or non-renewal of any Insurance Policy.

         2.25 FINANCIAL BOOKS AND RECORDS. The financial books and records of the Company contain true, correct and complete entries of all of its business transactions that would have a Material Adverse Effect and have been maintained in accordance with good business practice and applicable statutory accounting principles.

         2.26 INFORMATION SUPPLIED TO THE PURCHASER. Neither this Agreement (including all schedules and exhibits hereto) nor any document referenced herein, nor any certificate or statement furnished pursuant to this Agreement by or on behalf of the Company or Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         2.27 STATUTORY DEPOSITS. Company has on deposit with certain state departments of insurance, assets in an amount required by each such state's statutes, rules or regulations. Schedule 2.27 lists said deposits, including the name and address of each financial institution holding each deposit, the account number, the nature of the assets on deposit, and the fair market value of such assets as of the most recent practicable date prior to the date of this Agreement. All of such assets on deposit consist of cash or other instruments or investments permissible for insurance companies under the insurance laws of each of the states and the jurisdiction for the benefit of which such deposit is maintained.

         2.28     AGENTS. No agent has a contract with the Company.

         2.29 REINSURANCE AGREEMENTS. Schedule 2.29 contains a complete and accurate list of all in-force reinsurance treaties, agreements or arrangements under which the Company has ceded or assumed on an indemnity or assumption basis, any liabilities, obligations and losses (including liability for punitive or exemplary damages) of the Company or a third party arising out of or relating to any insurance risks, policies, contracts, endorsements or riders issued, accepted, written, assumed or bound by the Company or by a third party as of the Closing Date, regardless of whether such liabilities, obligations and losses are primary or secondary, direct or indirect, absolute or contingent, contractual or tortious, or otherwise, and regardless of whether such liabilities, obligations and losses arise before, on or after the Closing Date and all in-force retrocession treaties, agreements or arrangements under which the Company has re-assumed any insurance liabilities previously ceded by the Company, on any basis whatsoever, to any other Person or entity. Except as set forth on Schedule 2.29, no consent from any assuming insurer or ceding insurer under any such reinsurance agreements is required in order for either Seller or the Company to validly and effectively perform its obligations under this Agreement.

         2.30 BOOKS AND RECORDS. The books, records and data (whether stored electronically or otherwise) of the Company, including a copy of the books and records relating to Taxes for any Pre-Closing Period, shall be transferred to Purchaser by Seller as of the Closing Date.

                                   ARTICLE 3.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         3.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Seller and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby makes to Seller and the Company the representations and warranties contained in this Article 3.

         3.2 CORPORATE ORGANIZATION. Purchaser exists as a corporation in good standing under the laws of the State of Tennessee. Purchaser has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted.

         3.3 CORPORATE AUTHORITY. Purchaser has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Regulatory Approvals, to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Purchaser's obligations hereunder have been duly authorized by the shareholders, if applicable, and/or the Board of Directors of Purchaser, and, except for the Regulatory Approvals, no other proceedings on the part of Purchaser are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by, and assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, preferential transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4 CONSENTS AND APPROVALS. Except for the Regulatory Approvals and as contemplated in Section 5.1, no consent, waiver, authorization or approval of, declaration or notification to, or filing or registration with, any Governmental Entity or Person is required on the part of Purchaser in connection with the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder or compliance by Purchaser with the provisions hereof.

         3.5 NO VIOLATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

         (a) violate, conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, any material term, condition or provision of the articles of incorporation or bylaws of Purchaser; or

         (b) violate any order, writ, judgment, ruling, injunction, award or decree applicable to or binding upon Purchaser or upon the assets or properties of Purchaser.

         3.6 FINANCIAL ABILITY. Purchaser has and will have, through one of its subsidiaries or otherwise, the financial ability to pay the Purchase Price, at and when such payment is due and payable, and to perform all of its obligations under this Agreement and each of the documents executed in connection herewith.

                                   ARTICLE 4.
                       COVENANTS OF SELLER AND THE COMPANY

         Seller and the Company each hereby covenants and agrees with Purchaser as follows:

         4.1 CONDUCT OF BUSINESS. Except as is contemplated in this Agreement, from the date hereof through the Closing Date, the Company shall not, and Seller shall cause the Company not to enter, perform or agree to enter or perform any transaction or act that would result in any of the representations and warranties contained in Article 2 to be untrue or incorrect in any respect as of the Closing Date, that would be likely to cause any condition set forth in this Agreement to be unsatisfied or that would otherwise jeopardize the transactions contemplated hereby. Except as is contemplated in this Agreement, Seller shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice.

         4.2 NEGATIVE COVENANTS. During the period commencing on the date of this Agreement and ending on the Closing Date, without the prior written consent of Purchaser, the Company shall not, and Seller shall not cause, permit or suffer the Company to take any action to:

         (a)      Amend its Certificate of Incorporation or Bylaws;

         (b) Except as contemplated in Section 1.2(c) of this Agreement, declare, set aside or pay any dividend or make any distribution on or with respect to the Shares of the Company;

         (c) Transfer, issue, sell or otherwise dispose of any shares of capital stock or other security of the Company or grant or enter into any options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire, or issue securities convertible into or exchangeable for or pledge or encumber any shares of capital stock or other security of the Company;

         (d) Except as contemplated in this Agreement, acquire or dispose of any assets or properties other than in the ordinary course of business and consistent with past practice;

         (e) Enter into or effect any merger, consolidation, reclassification, recapitalization or other business combination or reorganization;

         (f) Assume, guarantee, endorse or otherwise become liable or responsible (whether direct, indirect, contingent or otherwise) for the obligations of any other Person;

         (g) Make any loans, advances or capital contributions to or investments in any Person (other than investments which are consistent with the asset makeup contemplated by this Agreement);

         (h) Cause or permit any of its current property and casualty insurance policies to be canceled or terminated or any of the coverage thereunder to lapse or to be decreased, unless simultaneously with such termination, cancellation or lapse, the Company obtains replacement policies from the same or comparable insurers providing coverage which is the same as or comparable to that provided under the canceled, terminated or lapsed policies;

         (i) Except as contemplated in this Agreement, cancel or compromise any debt or claim or waive, release, grant or transfer any rights of value or modify or change in any respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice;

         (j)      Hire any employees or implement any Employee Benefit Plans;

         (k)      Create, incur or assume any indebtedness;

         (l) Cause or permit its assets and properties to not be maintained in their current condition, ordinary wear and tear excepted;

         (m) (i) Not maintain its books, accounts and records in the ordinary course of business consistent with past practices, (ii) not continue to collect accounts receivable and pay accounts payable utilizing normal procedures, or (iii) not comply with all contractual and other material obligations applicable to its operations;

         (n) Enter into any commitment for capital expenditures of the Company;

         (o)      Enter into any reinsurance agreement;

         (p)      Write or issue any new insurance policy;

         (q) Other than as noted in Exhibit C take any action or fail to take any action which would cause any of the Company's Permits, (including any Certificate of Authority) to lapse or to become modified or restricted in any way; or

         (r) Make any material change in the underwriting, actuarial, financial or accounting practices customarily followed by the Company, unless otherwise required by Applicable Law.

         4.3 PREPARATION OF STATUTORY INSURANCE STATEMENTS. For any statutory accounting period which ends prior to the Closing, Seller shall prepare (or have prepared) and file, at Seller's expense, any Statutory Insurance Statements of the Company due after Closing, and shall provide a copy thereof to Purchaser promptly after such filing.

         4.4 ACCESS TO PROPERTIES AND RECORDS. To permit Purchaser to make such business, accounting and legal review and examination of the Company as Purchaser shall reasonably desire, Seller shall afford, and shall cause the Company to afford, to Purchaser and Purchaser's actuaries, accountants and other representatives, access throughout the period prior to the Closing Date to the business, operations, properties, books, contracts, commitments and records of the Company as Purchaser or its representatives shall reasonably request. Seller shall cause the Company to cooperate with Purchaser and its representatives in their investigation and examination of the assets and properties of the Company.

         4.5 CONSENTS AND APPROVALS. Seller will, and will cause the Company to, use commercially reasonable efforts to promptly obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities and Persons as may be required of Seller in connection with the execution, delivery and performance by Seller and/or the Company in this Agreement and the transactions contemplated hereby (which shall not include the approval by any state insurance department of the transactions contemplated by this Agreement), and shall reasonably assist and cooperate with Purchaser in preparing and filing all documents required to be submitted by Purchaser to any Governmental Entity in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Purchaser all information concerning Seller or the Company which, in the reasonable opinion of counsel to Purchaser, is required to be included in such documents), and in obtaining any governmental, or other third party consents, waivers, authorizations or approvals which may be required to be obtained by Purchaser in connection with such transactions, including, without limitation, the approvals contemplated in
Section 5.1.

         4.6 INSURANCE LICENSES. From the date hereof to the Closing Date, the Company shall, and Seller shall cause the Company to, use commercially reasonable efforts to preserve and maintain the Company's Certificates of Authority as described in Exhibit C-1 and to preserve all pending applications for authority to transact insurance, if any. If, in connection with the consummation of the transactions contemplated by this Agreement, any such Certificate of Authority identified on Exhibit C-1 that is not suspended on the date of this Agreement is revoked, suspended, canceled or altered or a material limitation or restriction is placed thereon, including non-renewal, or any such application for authority to transact insurance is denied or suspended prior to the Closing, Seller shall provide such assistance to the Company and Purchaser as the Company and Purchaser may reasonably request in reinstating or renewing such Certificate of Authority and/or removing such material limitation, restriction, or alteration, or in reinstating or removing the suspension of such application, as the case may be.

         4.7 NO INSURANCE TRANSACTIONS. No insurance risks, policies, contracts, endorsements or riders of any kind shall be issued, accepted, written, assumed or bound by or on behalf of the Company at any time from the date hereof to the Closing Date, inclusive.

         4.8      CONTRACTS.

         (a) Effective on the Closing Date, there will be no contracts, agreements, indentures, instruments, obligations, promises, undertakings, relationships, or commitments, whether written or oral and whether express or implied, to which the Company is a party, or by which it, or any asset owned or used by it, is or may become bound, or by which it has or may acquire rights, including any agreements between or involving the Company and any of its then affiliates, other than:

                  (i)      this Agreement;

                  (ii) the insurance contracts providing coverage to the Company, its business and its employees, officers and directors, as provided herein.

         (b) After the date of this Agreement and prior to the Closing Date the Company shall settle all of its liabilities other than (i) the Company's Interest Maintenance Reserve and (ii) the Company's state income tax liabilities reflected on its Financial Statements.

         4.9 ASSESSMENTS. Seller agrees to pay any fees or assessments pertaining to any pools, risk plans, bureaus, or guaranty fund, whether imposed before, on or after the Closing Date, net of any premium tax deductions or offsets, relating to insurance premiums earned by the Company before the Closing Date.

         4.10 REGULATORY EXAMINATIONS. Seller shall cooperate with Purchaser in providing a response to any reports of examination conducted by any state insurance regulatory authorities involving matters that occurred before the Closing Date and shall pay any fines, penalties or assessments made against the Company as a result of any examinations that were or are conducted by an insurance regulatory authority before the Closing Date or with respect to matters that occurred before the Closing Date.

         4.11 THIRD PARTY AGREEMENTS. Seller shall cooperate with Purchaser and use its commercially reasonable efforts to assist Purchaser in obtaining any consents, or similar assurances from third parties required under or reasonably requested by Purchaser in connection with agreements, licenses, permits and other documents or instruments of the Company.

         4.12 FURTHER ASSURANCES. Upon the reasonable request of Purchaser at any time on or after the Closing Date, Seller will execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Purchaser or its counsel may reasonably request in order to perfect title of Purchaser and its successors and assigns in and to the Shares or otherwise to effect the purposes of this Agreement.

         4.13 SATISFACTION OF CONDITIONS. Each of the Company and Seller agrees to use commercially reasonable efforts to cause the conditions to obligations of Purchaser which are set forth in Article 6, and which are dependent on the actions of Seller or the Company, to be fulfilled.

         4.14 NOTICE AND CURE. Seller will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of, any and all information or documents relating to, and will use commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement, that causes or will cause any covenant or agreement of Seller under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance.

         4.15 NEGOTIATIONS. Until such time, if any, as this Agreement is terminated pursuant to Article 10 hereof, neither Seller nor Seller's affiliates shall, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to any Person or entity (other than Purchaser) relating to any transaction involving the sale of the business or assets of the Company (other than as contemplated by this Agreement), or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction with the Company.

         4.16 MAINTENANCE OF CAPITAL AND SURPLUS AND RESERVES. Except for transactions contemplated by Section 4.8(b), the Company agrees to provide Purchaser with prior notice of scheduled maturities of or other terminations with respect to any of the assets of the Company and to consult with Purchaser regarding the rollover and/or replacement of such assets prior to the Closing.

                                   ARTICLE 5.
                             COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees with Seller and the Company as follows:

         5.1 CONSENTS AND APPROVALS. Purchaser (i) shall use commercially reasonable efforts to file a Form A Acquisition Statement with the Delaware Department of Insurance within thirty (30) days after the date hereof and promptly obtain all necessary consents, waivers, authorizations and approvals of appropriate Governmental

Entities or other Persons required in connection with the execution, delivery and performance by Purchaser of this Agreement, and (ii) shall assist and cooperate with Seller in preparing and filing all documents required to be submitted by or on behalf of Seller to any Governmental Entity or other Person in connection with such transactions and in obtaining any governmental or third party consents, waivers, authorizations or approvals which may be required to be obtained by Seller in connection with such transactions.

         5.2 SATISFACTION OF CONDITIONS. Purchaser agrees to use commercially reasonable efforts to cause the conditions to obligations of Seller which are set forth in Article 7, and which are dependent upon the actions of Purchaser, to be fulfilled.

         5.3 ACCESS TO RECORDS. After the Closing, Purchaser will afford Seller and its employees, agents, counselors, advisors and other representatives access to all of the Company's books and records for the purposes of preparing any Statutory Insurance Statements and/or Tax filings of the Company due for periods prior to the Closing and otherwise complying with its agreements, covenants and obligations hereunder. Purchaser will, and will cause the Company to, forward to Seller all communications Purchaser or the Company receives after the Closing pertaining to the insurance or other liabilities of Seller.

         5.4 NAME CHANGE. No later than 30 days after the Closing Date, subject to any required approvals from the Delaware Department of Insurance and the Delaware Secretary of State, Purchaser shall cause the corporate name of the Company to be changed to a name to be selected by Purchaser, provided that such corporate name is available in the State of Delaware and does not include the words "New York", "New York Life" or "NYL" or any words similar thereto. Promptly following the effectiveness of such name change, Purchaser shall cause the corporate name of the Company to be changed in each other jurisdiction in which the Company is licensed or qualified to do business.

                                   ARTICLE 6.
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

All obligations of Purchaser under this Agreement to consummate the transactions contemplated by Article 1 of this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES OF SELLER. All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by Seller on and as of such date (or on the date when made, in the case of any representation or warranty which specifically relates to an earlier date), and Seller shall have delivered to Purchaser a certificate of an authorized officer of Seller reasonably satisfactory to Purchaser to such effect.

         6.2 COVENANTS AND OBLIGATIONS OF SELLER AND THE COMPANY. Seller and the Company shall have performed and complied in all material respects with all covenants and obligations required under this Agreement to be performed by each of them and with which they must comply on or prior to the Closing Date, and each of Seller and the Company shall have delivered to Purchaser a certificate of an authorized officer thereof to such effect reasonably satisfactory to Purchaser, and such other evidence as Purchaser may reasonably require.

         6.3 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Entity or Person, required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein, including, without limitation, (a) the Regulatory Approvals and (b) any and all consents required from third parties under any contracts, agreements, licenses, leases and other instruments, relating to the business of the Company, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance reasonably satisfactory to Purchaser.

         6.4 NO VIOLATION OF ORDERS. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, order, preliminary or permanent injunction or other order issued, promulgated or enacted by any Governmental Entity which makes or declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any material term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

         6.5 NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the Closing Date, there shall have been no change in, and no event or occurrence which is reasonably expected to cause a change in, the assets, liabilities, properties, operations or financial condition of the Company that has had or would have a Material Adverse Effect, other than as specifically contemplated in this Agreement.

         6.6 INTER-AFFILIATE OR RELATED PARTY DEBT, AGREEMENT OR INVESTMENTS. Purchaser shall have received such agreements and assurances as it shall reasonably require evidencing the satisfaction, forgiveness and release of all inter-affiliate or other obligations owed by the Company to Seller or any of their respective affiliates or related parties, the cancellation, satisfaction and forgiveness of any obligation under any inter-affiliate or related party contracts, agreements, arrangements or understandings of any nature, and the elimination of any inter-affiliate or related party investment owned by the Company. Except as otherwise provided herein, all intercompany and related party contracts, agreements, arrangements or understandings shall be terminated prior to the Closing, and Seller shall obtain any and all Regulatory Approvals required in connection with such termination.

         6.7 OTHER CLOSING DOCUMENTS. Purchaser shall have received such other certificates, instruments and documents in confirmation of the representations, warranties or covenants of Seller contained in this Agreement or in furtherance of the transactions contemplated by this Agreement, as Purchaser or its counsel may reasonably request. Anything else contained in this Agreement to the contrary notwithstanding, neither Seller nor the Company shall be required to deliver any opinion of counsel in connection with this Agreement.

         6.8 LEGAL MATTERS. All certificates, instruments and other documents required to be executed or delivered by or on behalf of Seller under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Seller in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Purchaser.

         6.9 RELEASE AND RESIGNATION OF DIRECTORS AND OFFICERS. The individuals constituting all of the directors and officers of the Company will deliver to Purchaser their written resignations from all positions elected to and/or held in such entity effective on or before the Closing Date, in the form attached hereto as Exhibit E.

                                   ARTICLE 7.
                       CONDITIONS TO OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date as if again made by Purchaser on and as of such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser reasonably satisfactory to Seller to such effect.

         7.2 COVENANTS AND OBLIGATIONS OF PURCHASER. Purchaser shall have performed and complied in all material respects with all covenants and obligations required under this Agreement to be performed by it and with which it must comply on or prior to the Closing Date, and Purchaser shall have delivered to Seller a certificate of an authorized officer of Purchaser to such effect reasonably satisfactory to Seller, and such other evidence as Seller may reasonably require.

         7.3 NO VIOLATION OF ORDERS. There shall not be in effect on the Closing Date any statute, rule, regulation, decree, writ, order, preliminary or permanent injunction or other order issued, promulgated or enacted by any Governmental Entity which makes or declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the transactions contemplated hereby; and no action or proceeding shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement or any material term or provision hereof or seeks damages as a result of the transactions contemplated by this Agreement.

         7.4 CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Entity or Person required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated herein, including, without limitation, (a) the Regulatory Approvals and (b) any and all consents required from third parties under any contracts, agreements, licenses, leases and other instruments, relating to the business of the Company, shall have been duly obtained and shall be in full force and effect on the Closing Date and in form and substance reasonably satisfactory to Purchaser.

         7.5 LEGAL MATTERS. All certificates, instruments and other documents required to be executed or delivered by or on behalf of Purchaser under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Purchaser in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Seller.

         7.6 OTHER CLOSING DOCUMENTS. Seller shall have received such other certificates, instruments and documents in confirmation of the representations, warranties or covenants of Purchaser contained in this Agreement or in furtherance of the transactions contemplated by this Agreement, as Seller or its counsel may reasonably request. Anything else contained in this Agreement to the contrary notwithstanding, Purchaser shall not be required to deliver any opinion of counsel in connection with this Agreement.

                                   ARTICLE 8.
                            SURVIVAL; INDEMNIFICATION

         8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. Except as specified herein, all representations, warranties, agreements, covenants and obligations herein or in any exhibit or schedule delivered by any party incident to the transactions contemplated hereby are material and may be relied upon by the party receiving the same and shall survive the Closing for a period of three
(3) years regardless of any investigation by or knowledge of such party and shall not merge into the performance of any obligation by any party hereto; provided, however, that any and all of the representations, warranties, agreements, comments and obligations of Seller and/or the Company relating to Taxes shall survive the Closing until six (6) months after the expiration of the applicable statutory period of limitations. The representations and warranties of Seller set forth in Section 2.22 hereof shall survive the Closing indefinitely regardless of any investigation by or knowledge of the parties.

         8.2 INDEMNIFICATION BY SELLER. Subject to the limitations set forth herein, Seller on behalf of itself and its successors and permitted assigns as contemplated by Section 11.2 agree subsequent to the Closing Date to indemnify and hold harmless the Purchaser, its affiliates, its subsidiaries (including the Company after the Closing) and their respective officers, directors, employees, agents, successors and assigns (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, Taxes, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever arising out of third-party claims (including all amounts paid in investigation, defense and settlement of the foregoing) (a "Loss" or "Losses") sustained, suffered or incurred by or made against any Purchaser Indemnified Party arising out of, based upon or in connection with (such Losses described in Sections 8.2(a) through 8.2(d) inclusive being herein collectively referred to as "Purchaser Indemnifiable Losses"):

         (a) conditions, circumstances or occurrences which constitute or result in any breach of any representation or warranty made by Seller in this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of or resulting from an inaccuracy in any such representations or warranties;

         (b) any breach of any covenant or agreement made by Seller or the Company (prior to the Closing) in this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of or resulting from the breach of any such covenant or agreement;

         (c) any and all Taxes (including but not limited to Taxes allocated to the Company pursuant to any tax allocation agreement between the Company and any other Person), imposed on or with respect to or otherwise attributable to the Company with respect to periods, or portions thereof, ending on or before the Closing Date ("Pre-Closing Periods") except such accrued Taxes reflected on the Company's balance sheet as of the Closing Date; and

         (d) any and all claims, obligations or other liabilities of any kind or nature of the Company, known or unknown, accrued, contingent or otherwise, to the extent they relate to or to the extent they result from conditions or circumstances arising or events occurring before the Closing Date (collectively, "Pre-Closing Liabilities"), including without limitation the following:

                  (i) any and all claims, liabilities or obligations of the Company, whether reported or unreported, for contractual obligations under insurance policies or annuity contracts of the Company issued before the Closing Date;

                  (ii) any and all claims, liabilities or obligations of the Company with respect to claims or potential claims for medical malpractice or professional liability with respect to the conduct of the Company's insurance and/or annuity business before the Closing Date, in each case regardless of when the claim is asserted;

                  (iii) any and all claims, liabilities or obligations of the Company relating to litigation or claims of any kind or nature with respect to the conduct of the Company's insurance, reinsurance, annuity and/or other business or activities before the Closing Date, in each case regardless of when the claim is asserted; and

                  (iv) any liability of any kind to, or with respect to, natural Persons employed by the Company prior to the Closing Date, including without limitation, salaries or compensation of any kind, continued employment, vacation or severance pay, or with respect to the Employee Benefit Plans of the Company (including all obligations pursuant to the continuation coverage rules of ERISA Sections 601-608 and Internal Revenue Code Section 4980B).

         8.3 INDEMNIFICATION BY PURCHASER. Subject to the limitations set forth herein, Purchaser on behalf of itself and its successors and permitted assigns as contemplated by Section 11.2 agrees subsequent to the Closing Date to indemnify and hold harmless Seller, its affiliates, subsidiaries and their respective officers, directors, employees, agents, successors and assigns (individually, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") from and against and in respect of all Losses sustained, suffered or incurred by or made against any Seller Indemnified Party arising out of, based upon or in connection with (such Losses described in Sections 8.3(a) through 8.3(d) inclusive being herein collectively referred to as "Seller Indemnifiable Losses"):

         (a) conditions, circumstances or occurrences which constitute or result in any breach of any representation or warranty made by Purchaser in this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of or relating to any inaccuracy in such representations or warranties;

         (b) any breach of any covenant or agreement made by Purchaser in this Agreement or by reason of any claim, action or proceeding asserted or instituted arising out of or relating to a breach of any such covenant or agreement;

         (c) any and all Taxes (including but not limited to Taxes allocated to the Company pursuant to any tax allocation agreement between the Company and any other Person) imposed on or with respect to or otherwise attributable to the Company with respect to periods, or portions thereof, ending after the Closing Date ("Post-Closing Periods"); and

         (d) any and all claims, obligations or other liabilities of any kind or nature of the Company, known or unknown, accrued, contingent or otherwise, to the extent they relate to or to the extent they result from conditions or circumstances arising or events occurring after the Closing Date (collectively, "Post-Closing Liabilities"), including without limitation the following:

                  (i) any and all claims, liabilities or obligations of the Company, whether reported or unreported, for contractual obligations under insurance policies or annuity contracts of the Company issued after the Closing Date;

                  (ii) any and all claims, liabilities or obligations of the Company with respect to claims or potential claims for medical malpractice or professional liability with respect to the conduct of the Company's insurance and/or annuity business after the Closing Date, in each case regardless of when the claim is asserted;

                  (iii) any and all claims, liabilities or obligations of the Company relating to litigation or claims of any kind or nature with respect to the conduct of the Company's insurance, reinsurance, annuity and/or other business or activities after the Closing Date, in each case regardless of when the claim is asserted; and

                  (iv) any liability of any kind to, or with respect to, natural Persons employed by the Company after to the Closing Date, including without limitation, salaries or compensation of any kind, continued employment, vacation or severance pay, or with respect to the Employee Benefit Plans of the Company (including all obligations pursuant to the continuation coverage rules of ERISA Sections 601-608 and Internal Revenue Code Section 4980B).

         8.4      NOTICE; DEFENSE OF THIRD PARTY CLAIMS.

         (a) (i) Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party (the Purchaser with respect to claims by Seller Indemnified Parties and Seller with respect to claims by Purchaser Indemnified Parties), but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

                  (ii) If an indemnifying party receives from a person other than an indemnified party notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnifying party promptly shall give notice thereof in writing to the indemnified party. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the applicable provision or provisions of this Agreement and the indemnifying party's proposed resolution of such claim, liability or expense.

         (b) In the event an indemnification claim relates to any suit, action, or proceeding brought by any third party against an indemnified party, if within 20 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that the indemnifying party (i) would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful, (ii) shall be fully responsible (with no reservation of any rights) for all liabilities relating to such claim, liability or expense and that it will provide full indemnification (whether or not otherwise required hereunder) to the indemnified party with respect to such claim, liability or expense, and (iii) disputes the third party claim and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment to the indemnified party with respect to such claim, liability or expense if and so long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification, and provided further that prior to such assumption of defense the indemnifying party shall enter into an agreement with the indemnified party in form and substance reasonably satisfactory to the indemnified party pursuant to which the indemnifying party unconditionally guarantees the payment and performance of any liability or obligation which may arise out of or in any way relating to such claim, liability or expense or the facts giving rise thereto. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled by making payments, provided the indemnifying party's obligation to indemnify the indemnified party will be fully satisfied by the making of such payments. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything in this
Section 8.4 (b) to the
contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel or of the indemnified party by counsel representing the indemnifying party, would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party and the rights of the indemnifying party to control the defense and settle the claims shall not apply.

         (c) If no notice of intent to dispute and defend is given by the indemnifying party as provided in Section 8.4(b), or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or otherwise at the reasonable request of the indemnifying party, the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

         8.5 RECOVERIES. The amount of any Losses suffered, sustained, incurred or required to be paid by any indemnifying party shall be reduced by the amount of any insurance or reinsurance proceeds paid to the indemnified party by any Person not a party to this Agreement.

         8.6 SATISFACTION OF INDEMNIFICATION OBLIGATIONS. Except as provided in Section 8.4(b) hereof, any indemnity payable pursuant to this
Article 8 shall be paid within twenty (20) calendar days after the indemnified party's written request for such indemnity accompanied by reasonably satisfactory documentation supporting the alleged claim for indemnification; provided, however, that the indemnified party may in its sole discretion, elect not to make a claim against any applicable insurance coverage to recover any losses; and to rely instead solely on the indemnification provided for herein.

         8.7 LIMITATION ON INDEMNIFICATION OBLIGATIONS. Except for indemnification obligations with respect to Taxes with respect to Pre-Closing Periods described in Section 8.2(c) and Pre-Closing Liabilities described in
Section 8.2(d) (for which Seller shall provide indemnification dollar-for-dollar for all Losses), Seller shall not be obligated to indemnify Purchaser Indemnified Parties in respect to Purchaser Indemnifiable Losses except to the extent the cumulative amount of all Purchaser Indemnifiable Losses exceeds $50,000 (the "Threshold Amount"), whereupon the amount of all such Purchaser Indemnifiable Losses in excess of the Threshold Amount shall be recoverable in accordance with the terms hereof. Except for indemnification obligations with respect to Taxes with respect to Post-Closing Periods described in Section 8.3(c) and Post-Closing Liabilities described in Section 8.3(d) (for which Purchaser shall provide indemnification dollar for dollar for all Losses), Purchaser shall not be obligated to indemnify Seller Indemnified Parties in respect to Seller Indemnifiable Losses except to the extent the cumulative amount of all Seller Indemnifiable Losses exceeds the Threshold Amount, whereupon the amount of all Seller Indemnifiable Losses in excess of the Threshold Amount shall be recoverable in accordance with the terms hereof. Except for indemnification obligations with respect to Taxes with respect to Pre-Closing Periods and Pre-Closing Liabilities (for which there shall be no limit on Seller's liability), the total of Purchaser's Indemnifiable Losses under this Agreement shall not exceed an amount equal to the portion of the Purchase Price specified in Section 1.2(a)(ii). Except for indemnification obligations with respect to Taxes with respect to Post-Closing Periods and Post-Closing Liabilities (for which there shall be no limit on Purchaser's liability), the total of Seller's Indemnifiable Losses under this Agreement shall not exceed an amount equal to the portion of the Purchase Price specified in Section 1.2(a)(ii).

                                    ARTICLE 9
                                      TAXES

         9.1 COOPERATION AND EXCHANGE OF INFORMATION. The Company and its affiliates will not, unless otherwise required by law, rule or regulation or unless doing so would have no effect on any Taxes for which Seller are or may be liable hereunder, adopt a Tax treatment of any material item that is inconsistent with the past treatment of similar items of the Company in any previously filed Tax Return. Seller and Purchaser will provide, or cause to be provided, to each other prompt notice of and copies of all correspondence received from any taxing authority by Seller, Purchaser or the Company in connection with any liability for Losses relating to Taxes for which the other party is or may be liable hereunder. The parties will provide each other with the cooperation and information as they may reasonably request of each other in preparing or filing any Return, amended Return, or claim for refund, in determining a liability or a right to refund or in conducting any audit or other administrative or judicial proceeding in respect of Taxes imposed on the parties, the Company or their respective affiliates, or for which a party may be required to indemnify another party pursuant to this Agreement.

         9.2 PURCHASER'S ACCESS. Seller will grant or cause to be granted to Purchaser, the Company or their representatives access at all reasonable times to all of the information, books and records relating to the Company within Seller' possession or control (including, without limitation, Tax work papers, Tax Returns and correspondence with Tax authorities), including the right to take extracts therefrom and make copies thereof at the expense of the Company, to the extent reasonably necessary in connection with Taxes and Tax disputes to which this Agreement applies and shall furnish the assistance and cooperation of such Personnel and affiliates of Seller as Purchaser may reasonably request in connection therewith. Seller will maintain all records of the Company not delivered for permanent possession to the Buyer at or before Closing for a period of five (5) years from the date of Closing.

         9.3 CONFIDENTIALITY. Any information obtained by a party hereto or its affiliates from another party hereto or its affiliates in connection with any Tax matters to which this

Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

         9.4 PREPARATION OF TAX RETURNS. Seller shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns, including premium Tax Returns, for the Company that are required to be filed after the Closing Date for all periods ending on or prior to the Closing Date, and Purchaser shall cause such returns to be promptly executed on behalf of the Company. Seller shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence and shall make such revisions to such Tax Returns as are reasonably requested by Purchaser. Seller shall be liable for and shall reimburse Purchaser for all Taxes of the Company with respect to all pre-Closing periods, within fifteen (15) days after payment by Purchaser or the Company of such Taxes. To the extent a short-period Tax Return is not required for the period from January 1, 2003 through the Closing Date, Seller shall be responsible for the portion of such Taxes allocable to the period from 1/1/03 through to Closing and shall reimburse Purchaser with respect to such Taxes.

         9.5 ALLOCATION BETWEEN PERIODS. All Taxes shall be determined on the basis of an interim closing of the books of the Company as though its Tax year ended on the Closing Date; provided, that the allocable portion of any periodic Tax that is not based on income, receipts or transactions shall be determined by apportioning the Tax for the entire taxable year based upon the number of days in the pre-Closing period and post-Closing period. The books and records of the Company shall be closed at the end of business on the Closing Date, and for purposes of this Agreement, a short Tax-year period shall end for the period January 1, 2003 through the Closing Date. Seller shall prepare or cause to be prepared, and shall execute on behalf of the Company and file or cause to be filed in a timely manner all federal Tax Returns for the Company for all periods ending on the Closing Date.

         9.6 TAX TREATMENT OF TRANSACTIONS. At Purchaser's request, Seller and the Company will join with Purchaser in making a joint election under
Section 338(h)(10) of the Code with respect to the sale of the Shares, and each party shall provide all information necessary in order to make the election. Pursuant to this election, the Company will be treated as having sold all of its assets in a taxable transaction with the gain or loss from such transaction being included in Seller' consolidated tax returns. Any resulting tax liabilities shall not be paid from assets of the Company.

         9.7      ALLOCATION OF PURCHASE PRICE. If an election is made under
Section 338(h)(10) Code, as soon as practicable after the Closing Date but in no event later than sixty

(60) days prior to the date the Section 338(h)(10) election is filed, Purchaser and Seller shall agree in writing to the allocation of the Purchase Price among the assets treated as having been sold for federal income tax purposes as a result of such Section 338(h)(10) election. Neither Purchaser, the Company nor Seller shall, thereafter, take any position inconsistent with the election or the allocations. Seller will cooperate in Purchaser's efforts, and will take all necessary and appropriate actions (including filing such forms, returns, elections, schedules and other documents as may be required), to effect and preserve a timely 338(h)(10) election.

         9.8 TRANSFER TAXES. Purchaser shall pay the cost of any and all sales, use, transfer or other similar Taxes imposed as a result of the consummation of the transactions contemplated by this Agreement.

         9.9 TAX SHARING AGREEMENTS. All tax sharing or indemnification agreements and all power of attorney arrangements, or any similar agreements of any kind involving the Company, shall be terminated on or before the Closing, and all payment obligations thereunder shall be paid, settled, and satisfied prior to the Closing. Seller shall have no authority to charge back any Tax deficiencies to the Company after the Closing and shall assume any and all liability for any such deficiencies that could be asserted against the Company.

         9.10 PREMIUM TAX AUDITS. Seller shall be liable for, and shall hold Purchaser and the Company harmless from, (a) any and all costs associated with any premium tax audit conducted by a state tax collecting and/or regulatory authority with respect to periods ending on or before the Closing Date, and (b) any and all premium taxes, penalties, interest or other amounts that may be found to be due and/or owing as a result of such an audit.

                                   ARTICLE 10.
                           TERMINATION AND ABANDONMENT

         10.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)      by the mutual written consent of Seller and Purchaser;

         (b) by Purchaser, if all of the conditions set forth in Article 6 of this Agreement shall not have been satisfied or waived within one hundred twenty (120) calendar days after the date hereof;

         (c) by Seller, if all of the conditions set forth in Article 7 of this Agreement shall not have been satisfied or waived within one hundred twenty
(120) calendar days after the date hereof;

         (d) by Purchaser, if any of Seller's representations, warranties or covenants herein are materially untrue, inaccurate, breached or failed to be performed and such misrepresentation, breach or failure is not cured in all material respects within five (5) Business Days after Seller receives notice thereof from Purchaser or such longer period as the parties may mutually agree in their sole discretion; or

         (e) by Seller, if any of Purchaser's representations, warranties or covenants herein are materially untrue, inaccurate, breached or failed to be performed, and such misrepresentation, breach or failure is not cured in all material respects within five (5) Business Days after Purchaser receives notice thereof from Seller or such longer period as the parties may mutually agree in their sole discretion.

Provided, however, that no party shall have the right to terminate this Agreement unilaterally pursuant to Section 10.1(b), 10.1(c), 10.1(d) or 10.1(e) if the failure to consummate the transactions contemplated hereby shall be primarily attributable to the party seeking such unilateral termination or to any Affiliate of such party.

         10.2 EFFECT OF TERMINATION. In the event of termination and abandonment of this Agreement pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other parties hereto (unless termination and abandonment is pursuant to Section 10.1(a) hereof), and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller or Purchaser. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto to any other party, except for any liability of any party for breaches of any of its representations, warranties, covenants or agreements set forth herein.

                                   ARTICLE 11.
                            MISCELLANEOUS PROVISIONS

         11.1 PUBLICITY AND NON-DISCLOSURE. Neither Seller nor Company nor Purchaser shall issue any press release or other public announcement or otherwise solicit publicity with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation or otherwise required in connection with obtaining the Regulatory Approvals, in which case the disclosing party shall advise the other parties hereto and provide each of them with a copy of the proposed disclosure prior to making such disclosure.

         11.2 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be directly or indirectly assigned, sublicensed or transferred by any party, in whole or in part, to any third party, including, without limitation, any bankruptcy trustee, by operation of law or otherwise, whether voluntary or involuntary, without the prior written consent of the other party hereto (with Seller and the Company, on the one hand, and Purchaser, on the other hand, each to be considered one party for the purposes of this sentence); provided, however, that, subject to applicable regulatory approvals, Purchaser may assign the right to purchase all of the Shares to Direct General Insurance Company or Direct Life Insurance Company; provided that no such assignment shall relieve Purchaser of its obligations hereunder. Further, Purchaser may assign one or more of its other wholly-owned Subsidiaries, in whole or in part, the right to purchase all of the Shares; provided, that (a) no such assignment shall relieve Purchaser of its obligations hereunder; and (b) no such assignment shall be permitted which would materially delay the receipt of all Regulatory Approvals or consummation of the transactions contemplated by this Agreement. Except as set forth in this Section 11.2, nothing in this Agreement shall confer upon any Person that is not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         11.3 BROKERS AND FINDERS. Each of Seller and Purchaser represents and warrants to the other that, except as set forth on Schedule 11.3, it is not liable to any broker or finder in connection with the transactions contemplated by this Agreement.

         11.4 EXPENSES. Except as otherwise expressly provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. Any transfer taxes and fees payable to governmental authorities to obtain any necessary authorizations, consents, and approvals shall be the responsibility of the Purchaser.

         11.5 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made, if delivered Personally or transmitted by telex, telecopy or telegram or electronic mail followed by confirming delivery by telecopy, on the date so delivered or transmitted, if sent by Federal Express or other reputable national overnight carrier, on the next business day after the date so sent, or if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after the date so mailed, to the parties at the following addresses:

            (a) if to Seller, at:           NYLCare Health Plans, Inc.
                                            151 Farmington Ave., RC4A
                                            Hartford, CT 06156
                                            Attn: General Counsel
                                            Telephone: 860-273-4444
                                            Fax: 860-273-8340
                                            E-mail: baskinwc@aetna.com

            (b) if to Seller Guarantor, at: Aetna Inc.
                                            151 Farmington Ave., RC4A
                                            Hartford, CT 06156
                                            Attn: General Counsel
                                            Telephone: 860-273-4444
                                            Fax: 860-273-8340
                                            E-mail: baskinwc@aetna.com

            (c) if to Purchaser, at:        DIRECT GENERAL CORPORATION
                                            1281 Murfreesboro Road
                                            Nashville, TN 37217
                                            Attn: General Counsel
                                            Telephone: 615-366-3727
                                            Fax: 615-366-3722
                                            E-mail: ron.wilson@directins.com

                  With a copy to:           DIRECT GENERAL CORPORATION
                                            1281 Murfreesboro Road
                                            Nashville, TN 37217
                                            Attn: Jackson Walker, Senior Counsel
                                            Telephone: 615-366-3730
                                            Fax: 615-366-3722
                                            E-mail: jackson.walker@directins.com

or to such other Persons or at such other addresses as shall be furnished by any party by notice in the manner provided above to the others.

         11.6 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits attached hereto, represents the entire agreement and understanding of the parties hereto with reference to the transactions set forth herein, and no representations, warranties or covenants have been made in connection with this Agreement, either express or implied, other than those expressly set forth herein, in the Schedules or Exhibits hereto. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.

         11.7 WAIVERS, AMENDMENTS AND REMEDIES. This Agreement may be amended, superseded, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party(ies) waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         11.8 SEVERABILITY. If any provision of this Agreement shall be held unlawful, invalid, or unenforceable by any court or administrative agency, it shall be deemed severable and the remainder of this Agreement shall remain in full force and effect and be interpreted so as to carry out the intent of the parties in an equitable manner, unless severance of the provision held unlawful, invalid or unenforceable would substantially impair the benefits of the remaining portions of this Agreement.

         11.9 HEADINGS. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

         11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

         11.11 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

         11.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

         11.13    GUARANTY OF SELLER'S PERFORMANCE.

         (a) Seller Guarantor hereby absolutely, unconditionally and irrevocably guarantees the prompt and full payment and performance, as when the same become due or performable, of all obligations, duties and Liabilities of Seller under this Agreement, including without limitation, any obligation of Seller to indemnify Purchaser, with respect to Purchaser Indemnifiable Losses hereunder (collectively, the "Seller Obligations"). Seller Guarantor's liabilities and obligations hereunder shall not be discharged and shall remain in full force and effect until the full and complete payment and performance of the Seller Obligations and then only to the extent of such payment and performance.

         (b) SELLER GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL CLAIMS OR OTHER RIGHTS AND REMEDIES IT MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST PURCHASER OR ANY OTHER PERSON UNDER ANY STATUTE OF ANY STATE OR JURISDICTION REQUIRING RECOURSE AGAINST THE PRIMARY OBLIGOR OR IMPOSING OTHER REQUIREMENTS AS A CONDITION TO RECOURSE AGAINST SELLER GUARANTOR IF AND TO THE EXTENT THAT THE SAME MAY BE APPLICABLE TO THIS AGREEMENT. Seller Guarantor hereby waives notice of acceptance hereof, and all notices and demands of any kind or nature to which it may be entitled.

         (c) Seller Guarantor represents and warrants to Purchaser that the following statements are true and correct:

                  (i) Seller Guarantor exists as a corporation in good standing under the laws of the Commonwealth of Pennsylvania. Seller Guarantor has all requisite corporate power and authority to carry on its business as it has been and is currently being conducted and to enter into this Agreement. Seller Guarantor is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business, except where the failure to be so authorized or in good standing would not impair, restrict or limit its ability to perform its obligations under this Agreement.

                  (ii) The execution and delivery by Seller Guarantor of this Agreement and the performance by Seller Guarantor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Seller Guarantor. This Agreement has been duly executed and delivered by Seller Guarantor and constitutes the valid and binding obligation of Seller Guarantor enforceable in accordance with its terms, except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors, and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (iii)    Seller Guarantor is the sole shareholder of Seller.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Purchaser and the Company have caused this Agreement to be duly executed as of June 26, 2003.

SELLER:

NYLCARE HEALTH PLANS, INC.

BY: /s/ Alan M. Bennett
    ---------------------------------------

NAME: Alan M. Bennett

TITLE: President

AETNA INC.
(AS SELLER GUARANTOR)

BY: /s/ Alan M. Bennett
    ---------------------------------------

NAME: Alan M. Bennett

TITLE: Senior Vice President and Chief
       Financial Officer

THE COMPANY:

NEW YORK LIFE & HEALTH INSURANCE COMPANY

BY: /s/ Alan M. Bennett
    ---------------------------------------

NAME: Alan M. Bennett

TITLE: President

PURCHASER:

DIRECT GENERAL CORPORATION

BY: /s/ Barry D. Elkins
    ---------------------------------------

NAME: Barry D. Elkins

TITLE: SVP & CFO

                                  SCHEDULE LIST

EXHIBIT NO.
-----------
   A-1               Company's Certificate of Incorporation
   A-2               Company's Bylaws
   B                 Company's Delaware Certificate of Authority
   C                 List of Jurisdictions in which the Company Holds an Insurance Certificate of Authority
   C-1               Company's Insurance Certificates of Authority
   D                 Certain Certificates of Authority
   E                 Form of Director and Officer Resignations

SCHEDULE NO.
------------
    --               List of "Certain Other Assets Approved by Purchaser"
   2.3(a)            List of States Where Qualified to do Business
   2.12              Compliance with Applicable Law
   2.13              Tax Matters
   2.18              Certificates of Authority
   2.21              Contracts Other Than Insurance Policies
   2.24              Property and Casualty Insurance
   2.27              List of Deposits with States
   2.29              Reinsurance Agreements
   11.3              Brokers/Finders

           REGISTRANT UNDERTAKES TO PROVIDE COPIES OF THE EXHIBITS TO
                          THE COMMISSIONS UPON REQUEST